Exhibit 4.7

Certificate of Domestication of Leo Holdings Corp. II

CERTIFICATE OF DOMESTICATION

OF

LEO HOLDINGS CORP. II

Pursuant to Section 388 of the General

Corporation Law of the State of Delaware

Leo Holdings Corp. II, a Cayman Islands exempted company limited by shares, which intends to domesticate as a Delaware corporation pursuant to this Certificate of Domestication (upon such domestication to be named “World View, Inc.” and referred to herein after such time as the “Corporation”), does hereby certify to the following facts relating to the domestication of the Corporation in the State of Delaware:

1.	The Corporation was originally incorporated on the 1st day of September 2020 under the laws of the Cayman Islands.

2.	The name of the Corporation immediately prior to the filing of this Certificate of Domestication is Leo Holdings Corp. II.

3.	The name of the Corporation as set forth in the Certificate of Incorporation is Leo Holdings Corp. II.

4.

The jurisdiction that constituted the seat, siege social or principal place of business or central administration of the Corporation immediately prior to the filing of this Certificate of Domestication is the Cayman Islands.

5.

The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of Leo Holdings Corp. II and the conduct of its business or by applicable non-Delaware law, as appropriate.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Domestication to be executed in its name this [__] day of [____], 2023.

LEO HOLDINGS CORP. II, a Cayman Islands exempted company

By:
Name: Lyndon Lea
Title: President and Chief Executive Officer

[Signature Page to Certificate of Domestication]